Exhibit 10.3

Confidential Materials omitted and filed separately with the Securities and Exchange Commission

-- Double asterisks denote omissions --

EBY CONNER SMILLIE & BOURQUE, PLLC

ATTORNEYS AND COUNSELORS

320 MILLER AVENUE, SUITE 190

ANN ARBOR, MICHIGAN 48103-3385

PAT D. CONNER	TELEPHONE (734) 762-2691
MARK J. EBY	FACSIMILE (734) 769-2702
KEITH O. SMILLIE	E-MAIL mark.eby@eecsb.com	OF COUNSEL:
THOMAS B. BOURQUE		CLAN CRAWFORD, JR.

September 6, 2013

Robert B. Kay
iBio, Inc.
9 Innovation Way
Neward, DE

Re: iBio – Fraunhofer USA Terms of Settlement for TTA Seventh Amendment

Dear Bob:

This will confirm that the authority of Messrs. Hartman and Yusibov to have executed the attached Agreement on June 30, 2013 on behalf of Fraunhofer USA Inc. has been ratified and confirmed and that the Agreement therefore is effective as of June 30, 2013 in accordance with its terms [**].

Very truly yours,

EBY CONNER SMILLIE & BOURQUE, PLLC

/s/ Mark J. Eby

Mark J. Eby

MJE
Enclosure

TERMS OF SETTLEMENT FOR TTA SEVENTH AMENDMENT

Following are the principal terms of the Settlement Agreement reached by iBio and FhUSA on June 30, 2013. The parties will work these terms into the Seventh Amendment to the TTA at their first opportunity.

1.       The terms of the TTA providing for three $1M payments due April and November, 2013 and April, 2014, are modified to provide instead that iBio will engage FHUSA for at least $3M in work requested and directed by iBio before 12/31/15, priced in a manner consistent with the first agreed project (for the development of a proprietary C-1) reflected by the Master Service Agreement dated June 30, 2013. All such work will be done pursuant to further Addends to the Master Service Agreement (“MSA”) in accordance with its terms. The terms of the MSA sent by Mark Eby to Robert Kay by email on June 25, 2013 are accepted as the final version.

2.       The FHUSA obligation under the TTA to make matching payments in the amount of $3M is terminated.

3.       [**]

4.       The TTA is modified to convert any minimum additional payment claimed by FHUSA, whether accrued or prospective, into a new agreement pursuant to which FHUSA will be entitled to receive payments on iBio revenues from the use of the technology (at the rate of 1% on product sales and 10% on license revenues) until the later November 2023 or the date when such payments total $4 Million. [**]

5.       iBio’s claim under the Global Access Agreement for reimbursement of allocated IP costs – now over $250K – is released. iBio’s claims for prior shortfalls in FHUSA’s matching funding, as required by the TTA, also are released.

6.       The Parties mutually release each other from any other accrued claims arising out of the Prior Agreements.

7.       The foregoing agreements are subject to ratification by the Board of Directors of both parties and Fraunhofer Gesellschaft management.

Fraunhofer USA, Inc.	iBio, Inc.

By: /s/ William F. Hartman	By: /s/ Robert B. Kay
William F. Hartman	Robert B. Kay, CEO
Executive Vice President

By: /s/ Vidadi Yusibov
Vidadi Yusibov
Executive Director, FhCMB